                          AVERY DENNISON CORPORATION
                  COMPUTATION OF NET INCOME PER SHARE AMOUNTS


                                                               Three Months Ended                       Nine Months Ended
                                                         ---------------------------------       --------------------------------
                                                         September 27,       September 28,       September 27,      September 28,
                                                             1997                1996                1997               1996
                                                         -------------       -------------       -------------      -------------
(A)  Weighted average number of common shares
     outstanding                                             103.1               104.7               103.3              105.3

     Additional common shares issuable under
     employee stock options using the treasury stock
     method                                                    3.0                 2.5                 3.0                2.9
                                                            ------              ------              ------             ------
(B)  Weighted average number of common shares
     outstanding assuming the exercise of stock
     options                                                 106.1               107.2               106.3              108.2
                                                            ======              ======              ======             ======
(C)  Net income applicable to common stock                  $ 52.6              $ 46.6              $150.4             $128.2
                                                            ======              ======              ======             ======

Net income per share as reported (C divided by A)           $ 0.51              $ 0.45              $ 1.46             $ 1.22
                                                            ======              ======              ======             ======

Net income per share giving effect to the exercise of
     outstanding stock options (C divided by B)             $ 0.50              $ 0.43              $ 1.41             $ 1.18
                                                            ======              ======              ======             ======
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                                  Exhibit 11